Exhibit 10.1(b)

FIFTH AMENDMENT TO THE
CENTURYTEL UNION 401(K) PLAN
AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 31, 2006

WHEREAS, the CenturyTel Union 401(k) Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, the Company desires to amend the Plan to fully comply with the final Treasury Regulations under Internal Revenue Code § 415;

WHEREAS, the Company reserved the right to amend the Plan in Section 13.1 of the Plan and delegated to the Retirement Committee the right to amend the Plan to comply with changes in governing laws and regulations;

NOW, THEREFORE, effective January 1, 2008, the Plan is amended as follows:

I.

Paragraph (a) of Section 1.14, Compensation, is amended and restated in its entirety to read as follows:

(a)
Compensation.  Effective January 1, 2007, Compensation shall mean the total amounts paid to a Participant by an Employer reported on Form W-2 of the Participant plus Elective Deferrals, including Catch-up Contributions, made pursuant to Section 3.1(d) of the Plan, contributions to Code Section 125 plans, contributions to pay for qualified transportation fringe benefits under Code Section 132(f)(2), and effective January 1, 2008, payments made after severance from employment for services rendered during the Participant’s regular working hours, provided such payments are made within 2 ½ months after severance from employment (or by the end of the Plan Year in which the severance from employment occurred, if later) and such payments would have been paid to the Participant prior to severance from employment if the Participant had continued in employment and would have been treated as Compensation at such time.  Compensation shall exclude the following unless stated otherwise:

(1)
Overtime (for Group B Participants only). However, if a Group B Participant has fewer than 80 hours of standard pay, in such Employee’s payroll period, overtime pay is converted to standard pay until the Employee has 80 hours for Plan purposes (40 hours if on a weekly payroll);

(2)
Reimbursements or other expense allowances, such as meal allowances, imputed income, special credits for waiver of benefits, housing allowance, moving expenses, and all other cash and non-cash fringe benefits;

(3)	Deferred compensation, and welfare benefits; and

(4)	Severance pay or termination pay in any form.

II.

The first sentence of Paragraph (b), Section 415 Compensation, of Section 1.14, Compensation, is amended to read as follows:

Section 415 Compensation shall mean compensation as that term is used in Section 415(c)(3) of the Code.

III.

Paragraph (b), Correction of Excess Annual Additions, of Section 5.1, Defined Contribution Limitation, is amended and restated in its entirety to read as follows:

(b)
Correction of Excess Annual Additions.  If, as a result of the allocation of forfeitures, a reasonable error in estimating the Participant’s Section 415 Compensation, or a reasonable error in estimating the amount of Elective Deferrals that may be made with respect to any Participant under the limits of Section 415 of the Code or under other facts and circumstances permitted by the Commissioner of the Internal Revenue Service, Annual Additions exceed the limitation set forth in Section 5.1(a), the excess will be disposed of in accordance with the Employee Plans Compliance Resolution System (EPCRS), Rev. Proc. 2008-50, 2008-35 I.R.B. 464, or such other method(s) deemed acceptable by the Internal Revenue Service.

IV.

Paragraph (c), Annual Addition, of Section 5.1, Defined Contribution Limitation, is amended and restated in its entirety to read as follows:

(c)	Annual Addition. Annual Addition means annual addition as that term is used in Section 415(c)(2) of the Code and Treasury Regulation Section 1.415(c)-1(b).

IN WITNESS WHEREOF, the Company has executed this amendment on this 15th day of September, 2009.

CENTURYTEL, INC.

By: /s/ Stacey W. Goff
Name: Stacey W. Goff
Title: Executive Vice-President, General Counsel and Secretary